Exhibit 99.1

NEWS RELEASE
Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: SECOND QUARTER REPORT	Approved by: JON S. PILARSKI

     ELKHART, INDIANA -— JANUARY 4, 2008
SKYLINE REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF
     Skyline Corporation reported a net loss for the second quarter of its fiscal 2008 year of $1,886,000 compared to net earnings of $625,000 for the second quarter of fiscal 2007. On a per share basis, net loss for the quarter which ended November 30, 2007 was $ .22 versus net earnings of $.07 for a year ago.
     For the first half of fiscal 2008, net loss was $1,177,000 compared to net earnings of $2,521,000 for a year ago. Net loss per share for the first half of fiscal 2008 was $ .14 versus net earnings per share of $ .30 for the first half of fiscal 2007
     Sales for Skyline’s fiscal 2008 second quarter were $77,198,000 compared to $94,786,000 for the second quarter of fiscal 2007. For the first six months of fiscal 2008, sales were $173,592,000 versus $210,592,000 for fiscal 2007.
     For Skyline’s manufactured housing group, sales for the second quarter of fiscal 2008 were $58,383,000 compared to $72,618,000 for the second quarter of fiscal 2007. For the first six months of fiscal 2008, sales by the manufactured housing group were $130,711,000 versus the $157,101,000 recorded for the first six months of fiscal 2007.
     For the recreational vehicle (RV) group, sales amounted to $18,815,000 for fiscal 2008’s second quarter compared to $22,168,000 for the second quarter of fiscal 2007. For the first six months of fiscal 2008, sales by the RV group were $42,881,000 versus $53,491,000 for the same period a year ago.
     As Skyline begins its third quarter, historically the slowest period in its fiscal year, the corporation continues to maintain its traditionally strong balance sheet with no long-term debt and a healthy position in cash and temporary cash investments. This financial strength, along with a seasoned management team, should help the corporation meet the challenges ahead.
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Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(Dollars in thousands except share and per share data)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	(Unaudited)		(Unaudited)

	2007	2006	2007	2006

Sales	$77,198	$94,786	$173,592	$210,592

(Loss) earnings before income taxes	(2,766)	1,006	(1,667)	4,052

(Benefit) provision for income taxes	(880)	381	(490)	1,531

Net (loss) earnings	$(1,886)	$625	$(1,177)	$2,521

Basic (loss) earnings per share	$(.22)	$.07	$(.14)	$.30

Number of weighted average common shares outstanding	8,391,244	8,391,244	8,391,244	8,391,244

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	November 30, (Unaudited)

ASSETS	2007	2006

Cash and temporary investments	$124,054	$134,658
Accounts receivable	13,995	18,938
Inventories	10,978	11,966
Other current assets	11,783	10,281

Total Current Assets	160,810	175,843

Property, Plant and Equipment, net	35,508	35,234

Other Assets	10,365	10,268

Total Assets	$206,683	$221,345

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$2,397	$3,494
Accrued liabilities	20,716	26,678

Total Current Liabilities	23,113	30,172

Other Deferred Liabilities	9,952	10,702

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	234,122	240,975
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	173,618	180,471

Total Liabilities and Shareholders’ Equity	$206,683	$221,345